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                                                                     EXHIBIT 2.6

                  SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT


         THIS SECOND AMENDMENT (the "Amendment") to the STOCK PURCHASE AGREEMENT dated as of August 22, 1997, as amended by that First Amendment to Stock Purchase Agreement dated as of the 29th day of October, 1997 (the "Agreement") is entered into as of the 27th day of February, 1998, by and among MCC ACQUISITION CORP. ("MCCAC"), PIC RESOURCES CORP. ("PICR"), WAYNE WRIGHT and BONNER HARDEGREE as the only shareholders of PICR (the "PICR Shareholders") and ATN COMMUNICATIONS, INC., a wholly-owned subsidiary of PICR ("ATN").

                                     RECITAL

         MCCAC, PICR, the Shareholders and ATN mutually desire to amend the Agreement in this Amendment.

                                   AGREEMENTS

         In consideration of the recital and the agreements set forth in the Agreement as amended hereby, the parties agree:

         1. A new Section 1.4 is added to the Agreement to read in its entirety as follows:

             1.4 Special Default Right. Pursuant to a Stock Purchase Agreement dated August 22, 1997, as amended by a First Amendment dated October 29, 1997 and a Second Amendment dated February 27, 1998 (the "PICR Purchase Agreement"), MCCAC will issue and deliver its "Short-Term Note" (as defined in the PIC Purchase Agreement) to the shareholders of Priority International Communications, Inc. ("PIC"). The Short-Term
         Note is payable in full on June 30, 1998. If the Short-Term Note is not paid in full on June 30, 1998, the PIC Majority Shareholders shall have the right, subject to the conditions described in Section 1.3 of the PIC Purchase Agreement, to rescind the transactions contemplated by the PIC Purchase Agreement, retaining the $500,000.00 payable pursuant to
         Section 1.1(a) of the PIC Purchase Agreement as liquidated damages (the "PIC Rescission Right"). If the PIC Rescission Right is exercised by the PIC Majority Shareholders, the PICR Shareholders shall also have the right, exercisable during the 30-day period beginning on June 30, 1998, and subject to the provisions of this Section 1.4, to rescind the transactions contemplated by this Agreement, retaining the $30,000.00 payable


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         pursuant to Section 1.1(a) of this Agreement, and the $400,000.00 advanced to Wayne Wright by Guy Murdock (the "Wright Note") in connection with the acquisition of ATN, which obligation was assumed by PICR and assigned by Guy Murdock to Murdock Communications Corporation ("Murdock"), as liquidated damages. If the PIC Rescission Right and the PICR Rescission Right are exercised, such action shall be the sole remedy for MCCAC's failure to pay the Short-Term Note in full, PICR shall be released from any obligation under the Wright Note, MCCAC, Murdock and the PICR Shareholders shall be fully released from all obligations under this Agreement and all agreements and instruments delivered pursuant to this Agreement and the PICR Shareholders shall surrender to Murdock for cancellation any shares of Murdock common stock issued to the PICR Shareholders pursuant to this Agreement.

         2. MCCAC hereby releases PICR, ATN and the PICR Shareholders from any and all liability to MCCAC which may accrue or arise under the Agreement or the closing of the transaction contemplated by the Agreement which is alleged to result from the inaccuracy or incompleteness of any of the financial statements, proforma income or performance projections or other financial information concerning PIC, PIC Resources Corp. or ATN Communication, Inc. furnished to MCCAC prior to closing.

         3. From and after the date hereof and until the Long-Term Notes (as defined in the PIC Purchase Agreement) are paid in full, MCCAC agrees that it will take no action to remove either Hardegree or Wright from office as an officer or director of either PIC or PIC Resources Corp. or ATN Communications, Inc. or to materially or substantially restrict their presently assigned duties and responsibilities unless they commit acts constituting fraud or felony to MCCAC, PIC or PIC Resources Corp., make material misrepresentations to the officers or directors of MCCAC or materially disregard their duties under such offices.

         4. Except as amended by this Amendment, the Agreement remains in effect, unchanged and binding upon the parties thereto.

                                              MCC ACQUISITION CORP.

                                              By:  /s/ Guy O. Murdock
                                                  -----------------------------
                                                  Guy O. Murdock, Chairman of
                                                        the Board


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                                                     PIC RESOURCES CORP.

                                                     By:  /s/ Wayne Wright
                                                         -----------------------
                                                         Wayne Wright, President


                                                     PICR MAJORITY SHAREHOLDERS:

                                                       /s/ Wayne Wright
                                                     -------------------------
                                                     WAYNE WRIGHT

                                                       /s/ Bonner Hardegree
                                                     ---------------------------
                                                     BONNER HARDEGREE


                                                     ATN COMMUNICATIONS, INC.

                                                     By:  /s/ Wayne Wright
                                                         -----------------------
                                                         Wayne Wright, President



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